SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  June 26, 1997
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                      Commission File Number 0-404
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                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
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     (Address of principal executive offices)          (Zip Code)


                            (860) 665-5000
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         (Registrant's telephone number, including area code)


                            Not Applicable
                            --------------
    (Former name or former address, if changed since last report)

Item 5. Other Events

1.  Nuclear Matters - Nuclear Training Programs

     On June 27, 1997, nuclear management of Northeast Utilities (NU) temporarily suspended all nuclear training programs at Millstone to address programmatic deficiencies identified by Northeast Nuclear Energy Company (NNECO)and Nuclear Regulatory Commission (NRC) inspectors during reviews of the System's licensed operator training programs at the System's four Connecticut nuclear units. The decision to suspend the nuclear training programs was primarily based on a determination that there is insufficient feedback between work functions and training so as to ensure training programs are appropriately refined to reflect such items as changing needs and experience.

     Management has not yet determined when the various training programs will be fully operational, but is currently developing a list of priorities for programs to get back on line. Management does not believe at this time that the suspension will affect the System's schedule to restart the Millstone nuclear units. Management continues to proceed with its current work towards restart and announced on June 30, 1997 that Millstone 2 was ready to begin the Independent Corrective Action Verification Program (ICAVP), as scheduled, and requested that the NRC identify the particular systems to be reviewed by the Millstone 2 ICAVP contractor. The ICAVP contractor for Millstone 3 began its inspections on May 27, 1997, also as scheduled.

     The three Millstone units are located in Waterford, Connecticut. Millstone 1, 2 and 3 have been out of service since November 4, 1995, February 21, 1996 and March 30, 1996, respectively.

     For additional information regarding nuclear performance matters and nuclear regulatory requirements, see NU's Form 10-Q for the quarter ended March 31, 1997 and "Item 1. Business - Electric Operations - Nuclear Generation" in NU's 1996 Form 10-K.

2.  Connecticut Rate Matters

     Prudence Investigation

     In response to motions filed by various intervenors, the Connecticut Department of Public Utility Control (DPUC) on June 27, 1997 orally granted summary judgment in The Connecticut Light and Power Company's (CL&P) prudence docket, disallowing recovery of costs associated with the ongoing outages at Millstone. CL&P has projected that the total costs for the Millstone outages, including replacement power, operation and maintenance and capacity reliability projects, will be about $990 million.

     CL&P had not requested cost recovery and had said that it did not expect to seek recovery for a substantial portion of these costs and did not intend to request any cost recovery until the units had returned to operation. Any requests for recovery would include only costs for projects CL&P would have undertaken under normal operating conditions or that provide long-term value for CL&P customers. The DPUC did leave open the possibility for CL&P in a future rate case to seek recovery of up to $40 million of capital costs associated with capacity reliability projects. CL&P currently expects to appeal the decision to the Connecticut Superior Court. CL&P does not expect this decision to have a material financial impact on 1997 results.



     Continued Unit Operation Studies

     On July 1, 1997, CL&P submitted continued unit operation studies to the DPUC showing that, under base case assumptions, Millstone 1 will have a value to System customers (as compared to the cost of shutting down the unit and incurring replacement power costs) of approximately $70 million during the remaining thirteen years of its operating license and Millstone 2 will have a value to System customers (on the same assumptions as used with Millstone 1) of approximately $500 million during the remaining eighteen years of its operating license. These studies had been previously requested by the DPUC.

     For additional information regarding these matters, see NU's Form 10-Q for the quarter ended March 31, 1997 and "Item 1. Business - Rates - Connecticut Retail Rates" in NU's 1996 Form 10-K.

3.  Elimination of the Sinking Fund under the CL&P Indenture

     With the issuance of CL&P's 1997 Series B First and Refunding Mortgage Bonds on June 26, 1997, the 1% annual sinking fund provided for in CL&P's Indenture Mortgage and Deed of Trust dated as of May 1, 1921, as amended, was eliminated under the provisions of the Sixty-Seventh Supplemental Indenture, dated as of June 1, 1997.


4.  Seabrook Return to Service

     On June 28, 1997, the Seabrook nuclear unit in New Hampshire returned to service following a 50-day planned refueling and maintenance outage.


5.   Rocky River Realty Company

     On July 1, 1997, NU's Connecticut real estate affiliate, Rocky River Realty Company (RRR), received a commitment for the purchase of approximately $11.8 million of notes that RRR was required to repurchase from the current holders as a result of a trigger event set forth in the original note agreement. RRR intends to repurchase the remaining $26 million of notes on July 14, 1997. Management does not expect the resolution of this matter to have a material adverse impact on its financial condition or liquidity.

     For additional information regarding this matter, see NU's Form 10-Q for the quarter ended March 31, 1997 and "Item 1. Business - Financing Program - Financing Limitations" in NU's 1996 Form 10-K.


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
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                                        Registrant




Date  July 3, 1997             By     /s/John B. Keane
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                                        John B. Keane
                                        Vice President and Treasurer